Exhibit 10.14

EMBARQ CORPORATION

Short-Term Incentive Plan

Article I

Purpose and Definitions

1.1	Purpose. Embarq Corporation hereby adopts the Embarq Corporation Short-Term Incentive Plan (“Plan”) effective January 1, 2006. The Plan is intended to further the Company’s objectives by offering, in its sole discretion, competitive incentive compensation to employees who make contributions to those objectives.

1.2	Definitions. As used in this Plan:

Board means the Board of Directors of the Company.

Committee means the Compensation Committee of the Board.

Company means Embarq Corporation.

Disability means a Participant’s termination of employment upon becoming eligible for benefits under the Company’s long-term disability plan.

Involuntary Termination without Cause means a Participant’s termination of employment under circumstances in which the Participant is eligible for severance under the Company’s separation pay plan or policy.

Participant means an employee designated by the Committee to participate in the Plan.

Performance Goals means the objective or objectives established by the Committee under the Plan for measuring performance of Participants. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the division, department, or function within the Company in which the Participant works.

Performance Period means a calendar year or other twelve-month period established by the Committee.

Principal Senior Officer means an officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 and any other officer of the Company who reports directly to the Company’s Chief Executive Officer or Chief Operating Officer.

Retirement means a Participant’s termination of employment upon or after attaining age 65.

Article II

Administration

2.1	Administration. The Committee in its discretion shall be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable to protect the interests of the Company, and to make all other administrative determinations necessary for the efficient administration of the Plan. Any determination, interpretation or other action made or taken by the Committee under the Plan’s provisions shall be conclusive and binding upon all Participants and all other persons.

2.2	Delegation by Committee. The Committee may delegate to a Principal Senior Officer or a committee of Principal Senior Officers the right to select Participants and grant awards under the Plan to employees who are not Principal Senior Officers. The Principal Senior Officer or Committee of Principal Senior Officers shall have the same powers to make determinations under the Plan with respect to those awards as the Committee has under this Plan, provided that all decisions must be consistent with any limitations or directions the Committee. In addition, the Committee may delegate to one or more senior staff the day-to-day administration of the Plan.

Article III

Participation

3.1	Eligibility. For each Performance Period, the Committee will determine in its discretion which employees, who are in a position to influence the Company’s success, will participate in the Plan.

3.2	New hires and changes in position. Employees hired or promoted during a Performance Period into a position appropriate for participation in this Plan may either participate in the already existing period on a pro-rated basis, or be held out until the beginning of the next Performance Period. Participants who transfer into a position no longer appropriate for participation in this Plan may either continue to participate in the already existing Performance Period, participate on a pro-rated basis up to the date of the transfer, or cease participation for the entire Performance Period. These determinations will be made by the Committee.

3.3	Terminations. Participants who terminate their employment during the Performance Period may be entitled to a prorated award if that termination is by reason of Disability, Retirement, or Involuntary Termination without Cause. Participants who die during the Performance Period may be entitled to a prorated award based on a percentage of target opportunity payable as soon as practicable after the Participant’s death as determined by the Committee. Participants who terminate employment during the Performance Period for any other reason will forfeit their award under the Plan, unless determined otherwise by the Committee.

Article IV

Payment of Award

4.1	Determining amount of the award. The Committee will determine in its discretion the award earned by each Participant for any Performance Period based on the Participant’s target opportunity and the achievement of Performance Goals during the Performance Period. Except in the case of any Principal Senior Officer whose award, if any, shall be determined by the Committee, the Committee may delegate to a Principal Senior Officer or a committee of Principal Senior Officers authority to determine any award under the Plan to a Participant who is not a Principal Senior Officer.

4.2	Adjustment of awards. The Committee may make adjustments in the Performance Goals to compensate for any changes that significantly alter the basis upon which the goals were determined. The Committee also may make adjustments, in its sole discretion, to the amounts of any awards as needed to achieve fair and equitable distribution of awards. These adjustments may be made before or after the end of the Performance Period.

4.3	Timing of payment. Payments of awards will be made only after approval by the Committee. Payments will be made no later than two and one-half months following the end of the applicable Performance Period.

Article V

General Provisions

5.1	Non-transferability. Except as specified by the Committee, a Participant’s rights and interests under the Plan shall not be in any manner subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt of payment of any award by the Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void.

5.2	Payroll taxes. The Company shall have the right to deduct from all awards any taxes required by law to be withheld with respect to awards.

5.3	Continuance of employment. Nothing in the Plan or any action taken because of the Plan will confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

5.4	Amendment and termination. The Board may terminate, amend or modify the Plan at anytime without notice to or consent of any Participant. All awards are purely discretionary in the judgment of the Committee. This Plan does not constitute a promise or agreement as to either the payment or amount of any award.

5.5	Legal requirements. The designation of any Participant and any opportunity in the Plan, together with the payment of any award, will be subject to all applicable federal, state and local laws, rules and regulations. The Plan will be construed in accordance with and governed by the laws of the State of Kansas.

5.6.	Unfunded Plan. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any awards hereunder. No participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.